Exhibit 99.3

IHOP Corp.

Second Quarter 2004 Conference Call Script

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s second quarter 2004 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s second quarter 2004 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to remind you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Second Quarter Performance Overview

Thanks, Stacy, and good morning to all of you participating on the call.  Today we issued our second quarter results as well as news regarding Company-operated restaurants.  In addition to these two announcements, we have a lot of news to cover, so let’s start with highlights of our second quarter performance.

We had a strong second quarter performance of $0.47 [cents] per diluted share, excluding one-time charges.  We completed a plan to address our remaining Company-operated restaurants, which will see us substantially refranchise all of these restaurants by the end of the year.  We’ve identified steps that improve our cash flow immediately, including ongoing SG&A savings, and improve our profit performance over time.  And, the strength of our core business, positive same-store sales trends and share repurchase progress make us confident in raising our EPS guidance for 2004, excluding one-time charges.

System-wide sales grew 8.4% for the quarter to $461.1 million [dollars].  For the quarter, same-store sales were up 4.2%, and up an impressive 5.6% for the first half of the year.  Our results speak to the strong appeal of our second quarter product promotions – Stuffed French Toast and Sirloin Round-Up.

Continuing as a second-year limited time offer, Stuffed French Toast is one of the most successful product promotions in IHOP’s history.  Because this promotion was offered during the first and second quarters, we benefited from the residual effect of national and local T.V. advertising, which drove strong sales results as Stuffed French Toast continued into the first weeks of March.

While we started 2004 with two highly successful breakfast promotions, in the second quarter we took the opportunity to leverage this sales momentum and expand the appeal of our brand across all day parts with a compelling, quality steak promotion, Sirloin Round-Up.  Sirloin Round-Up made a bold, exciting statement to our guests:  IHOP is serious about providing a great guest experience at lunch and dinner.

Last year, our same-store sales were up 5.1% for the quarter, and up 4.1% in the first six months of 2003.  Producing strong same-store sales this year – on top of our exceptional performance in 2003 – point to our ability to sustain positive momentum in our core business into the second year of our re-energizing efforts.

During the quarter, we focused on the importance of delivering on the promise of the IHOP brand each time a guest visits our restaurants.  That promise is to ensure our guests leave happy.  The success of our marketing and advertising certainly drive initial visits, but it’s our ability to provide an exceptional guest experience that creates regular customers.  To that end, our increased focus on operational excellence and hospitality

training dominated our approach, with a special emphasis on guest service during the quarter.   Mystery shop scores continue to trend up, especially in those areas which most closely touch on the guest’s dining experience.  Training efforts focused on hospitality team building and removing hospitality barriers, especially at lunch and dinner.  Hospitality improvement will continue to be a key focus in 2004.

Now, I’d like to discuss our decisions regarding Company-operated restaurants.  As many of you know, IHOP’s Company-operated restaurant base consists largely of restaurants we’ve taken back from struggling franchise operators.  With our business model change and the establishment of a dedicated Company Operations division, we have made tremendous progress over the past year to rehabilitate and refranchise more than half of our Company-operated restaurants.  At the end of the first quarter 2003, we operated 80 restaurants.  Through our efforts, we were able to improve sales and refranchise many of these restaurants, reducing that number of Company-operated restaurants to 32 as of the end of the second quarter 2004.  Now, we have a plan in place to address these remaining Company-operated restaurants and four additional restaurants we will take back in the coming weeks.

We plan to close eight restaurants immediately.  We expect to refranchise the remaining 25 restaurants over the next six months, or so.   In order to facilitate the franchising of some of these restaurants, we will offer franchisees favorable rent and royalty terms that will require us to write-down the value of the related assets.  We will place the restaurants into the hands of strong franchise operators who, we believe, can improve the profit and cash flow dynamics of each unit.  We will incur less overhead and management effort than if we were to continue to operate the restaurants ourselves.  IHOP will continue, for a limited time, to operate three other restaurants whose leases are too short to allow them to be franchised.  We expect to then close these restaurants by 2007.

Today’s announcement is the final step in a year-long process to strategically reposition IHOP’s role as an operator of restaurants.  We can now focus on operating world-class IHOP restaurants in our designated Company market of Cincinnati, Ohio.  We want our Company-operated restaurants to be the source of “best practices” and great product and marketing ideas for all of our franchisees.  By dedicating our Company Operations to this endeavor, we will be in a better position to provide leadership for our franchise system and continue to build long-term system momentum.  We expect to open the first three IHOPs in Cincinnati by the end of this year, and that the market will grow to between 15 and 20 restaurants over the next four to five years.

During the quarter, we’ve made additional strides in providing leadership to our system by focusing on the evolution of our brand image.

In response to guest feedback, we have redesigned our menu.  This new design reflects a more contemporary look, feel and content that reinforce our evolving brand image.  Guests will see the addition of some of our successful product promotions to the core menu, including Stuffed French

Toast and Super Stacker Sandwiches.  We also highlight our move to USDA Select Grade Top Sirloin for our steak products, and include the new side options we successfully introduced with Sirloin Round-Up.  We want our guests to experience a real sense of new food news at IHOP and this menu will reinforce that message.

Looking ahead, we expect to update our menus twice a year, and will begin to add a variety of new menu choices as soon as 2005.  In the meantime, R&D is working diligently to introduce improvements to existing menu items by the end of the year – improvements that are designed to enhance the flavor profile of many of our core menu items and other guest favorites.

Additionally, we are testing a new lifestyles menu that will highlight options responsive to guests’ dietary needs.  The good news is that IHOP has always had these items on our menu.  Now, we plan to present them in a supplementary pamphlet to our core menu, which will feature low calorie, low fat and low carb options for our guests.  It will be made available at the point of purchase to provide guests with nutritional and other information about some of their favorite foods at IHOP.  We currently expect the lifestyle menu test results by the end of the summer, and plans call for the nation-wide roll out of the pamphlet in the fall.

We have also finalized a new restaurant remodel package, dubbed the ICON remodel.  Emphasizing IHOP’s position as a 46-year old American icon, the remodel package is a substantial step forward on our journey to become number one in family dining.  The package delivers a warm and inviting look and feel, evoking memories of IHOP’s heritage in a comfortable, contemporary environment.  Guests will immediately notice the changes we have made inside and out.  In the past, our remodel efforts were primarily functional in nature.  Today’s remodel, while also functional, creates an environment genuine, warm and true to our brand image.  Some guests told us that they felt our current environment was a little too sterile, almost institutional.  We used this feedback to create and test a remodel prototype.  The results indicate that we have been successful in creating a warmer, friendlier environment that reminds guests of IHOP’s heritage.  IHOP’s greatest sales opportunity is to grow additional traffic at lunch and dinner and we have created an atmosphere that is designed to make guests feel welcome throughout the day.  To view pictures of some of our newly remodeled restaurants, please visit www.IHOPICON.com.

IHOP franchisees are required to conduct remodels every five years.  In 2004, we expect to complete approximately 50 remodels, and approximately 260 next year.   Every component of the remodel program plays an important role in unifying our brand image.  This remodel is a bold and appropriate change for IHOP.

As of the end of the second quarter, franchisees have signed commitments to develop a total of 231 restaurants, the majority of which we expect franchisees to open within the next four to five years. Our Franchise & Development Department currently has a number of agreements pending, which could add 56 more restaurants to our development pipeline.  In the next week, we expect to announce the details of a large Multi-Store

Development Agreement.  This franchisee is new to the IHOP system and has the potential to develop as many as 40 new IHOP restaurants in certain Ohio markets and throughout the state of Kentucky.  This reflects a total development pipeline of 327 restaurants.

Before I turn the call over to Tom, I’d like to share the progress we have made in fostering collaboration within our franchise community and increasing franchisee satisfaction with IHOP’s leadership.  In 2002, and again in 2004, we conducted franchisee satisfaction surveys and created The Franchise Global Index of Satisfaction.  This serves as a cumulative measure of overall franchisee satisfaction, with possible scores ranging between 10 and 50.  In 2002, our Franchise Global Index of Satisfaction scored 37 out of a possible 50.  In 2004, we saw significant improvements in satisfaction on every measure and we achieved an overall score of 41.  We are very proud of this accomplishment.  Our re-energizing strategies are not only driving the improved financial and operational performance of our system, but are increasing franchisee satisfaction with the direction our Company is moving.  We couldn’t be more pleased with these results, but firmly believe that there are still opportunities for continued improvement.

Now, I’d like to turn the call over to our CFO, Tom Conforti.

Tom Conforti – Second Quarter Performance Detail

Thanks, Julia and good morning everyone.  Today, we will cover a number of financial issues.  We are going to spend some time reviewing the quarter’s performance and discussing the impact of Company Operations repositioning, among other important issues.

We reported a 60.2% decrease in net income to $4.4 million, or a decrease of 58.8% in diluted earnings per share to $0.21 in the second quarter 2004.  Our net income and diluted net earnings per share performance was impacted by impairment and closure charges of $8.9 million, or $0.26 per diluted share, related to the Company’s strategic repositioning of Company-operated restaurants.  Excluding these charges, net income for the second quarter 2004 would have decreased 9.6% to $9.9 million, or 7.8% in diluted net income per share of $0.47.  This decrease is attributable to the reduction in the number of IHOP-developed restaurants franchised in the second quarter as we complete the transition to our new business model.

For the six months ended June 30, 2004, we reported a decrease of 9.8% in net income to $15.3 million, or a decrease of 9.0% in diluted net income per share to $0.71.  Excluding charges associated with impairment and closure decisions, net income would have been $21.6 million, or $1.01 per diluted share, for the six months ended June 30, 2004.

As we’ve previously indicated, because of the transition to our new business model and planned reduction in Company-operated restaurants,

we expected to see a reduction in revenues.  Total revenues for the quarter, in fact, decreased 16.6% to $86.1 million.

Now, let me briefly cover our profit performance highlights by our four key reporting segments.

Franchise Operations revenues grew by 7.2%, while profit for the segment increased 0.8% for the quarter primarily due to increases in franchise retail sales.  Franchise retail sales increases were due to growth in effective units as well as our same-store sales performance.  Franchise operations expenses increased by 14.6% due to the Company’s subsidy of Micros, our system's preferred POS standard, and some increases in bad debt.  Franchise Operations profit was also negatively impacted by a decrease in core franchise fees associated with the franchising of 17 fewer restaurants in the quarter.

Rental revenues and profit increased by 11.8% and 13.4% for the quarter due to an increase in the number of operating leases associated with new and refranchised restaurants.

Financing Operations revenues decreased by 54.9%, and profit decreased by 46.0% for the quarter because 17 fewer Company-developed restaurants were franchised and opened.

In our final segment, Company Restaurant Operations, we reported a 61.0% decrease in revenues due to 47 fewer effective Company-operated restaurants.  Expenses in this segment decreased 60.2% as we significantly reduced the number of Company-operated restaurants.  As a result, the loss decreased 45.8%.

Moving on to Selling, General and Administrative expenses, SG&A increased for the quarter by 3.6% to $14.0 million.  The increase was primarily due to normal increases in salaries and wages.

Now, let me take a moment to detail today’s plan to strategically reposition Company Operations.  Historically, Company Operations has generated significant losses for IHOP, and the trend worsened as we took back an increasing number of restaurants in recent years.  As our Company base expanded, we also built up growing amounts of SG&A to support Company Operations.  This left IHOP with a business that was losing more and more on a segment basis, creating a situation that was made worse by the increasing amount of SG&A required to support Company-operated restaurants.

Historically, the Company might take as much as five years to rehabilitate some of these restaurants.  Today’s announcement reflects our belief that there was a better way to address Company restaurants.  If we made the deals attractive enough, we could place the restaurants in the hands of strong franchise operators who could rehabilitate the restaurants just as well as IHOP could, and we could significantly reduce direct and indirect overhead related to Company Operations.

While we were able to rehabilitate and refranchise a record number of Company-operated restaurants in the past year, the remaining restaurants in our Company base required additional attention to determine the best course of action for each.  Over the last few months, we conducted a detailed analysis of the remaining Company-operated restaurants.  With the help of our dedicated Company Operations group, our ability to project each restaurant’s performance improved dramatically.  We determined that, while most restaurants could ultimately be franchised, a handful could not.

Therefore, we have laid out a plan which addresses each restaurant by the end of 2004.  Our plan aims to 1) improve IHOP’s cash flow immediately, 2) improve our profit performance over time, and 3) to dedicate our Company Operations division on our goal to operating world-class IHOP restaurants in our designated Company market in Cincinnati, Ohio.

Based on our analysis, we decided to close a total of eight restaurants – which include five restaurants that are currently Company-operated plus three other franchised restaurants that we will take back and immediately close.  Of the eight restaurants to be closed, we plan to sublet six leased locations and to sell two properties owned by IHOP.

We have determined that as many as 25 restaurants – which includes one restaurant we plan to take back within the next few weeks— can be sold to franchisees, but only if we make financial concessions to improve the franchisee's unit-level economics at these stores.  These concessions would include reduced rent and/or royalty fees that require us to write-down the value of the related assets.  In addition, IHOP will recognize ongoing franchise rent losses with a present value of approximately $4.5 million over the term of the lease agreements.  We estimate that’s $6.0 million better on a net present value basis than if we were to continue to operate the restaurants ourselves.

As Julia mentioned, we will continue to operate three restaurants with the intention of closing each restaurant upon the expiration of their leases.

For 2004, the Company will incur total pre-tax impairment and closure charges ranging between $13 million and $14 million, of which $8.9 million, or $0.26 per diluted share, was incurred in the second quarter of 2004.  We expect to recognize additional charges ranging between $4 million and $5 million during the third and fourth quarters of 2004 as we work to fully execute this plan by the end of the year.

While these actions will result in a one-time write offs, the long-term benefits to the Company and shareholders are very positive, and should make us financially stronger going forward.  We anticipate that the financial benefits of this plan include an annualized first year improvement in cash flow of $3.4 million.  This includes annual SG&A savings of $2.9 million.

It is important to point out that IHOP expects to take back restaurants from time to time, which were originally developed under our old business model.  We believe, however, these decisions will dramatically reduce the likely universe of takeback candidates. In addition, our Company Operations team will work toward refranchising these units quickly so that the total Company restaurant inventory – outside of the Cincinnati market – is always kept to a minimum.

A third key disclosure today is the progress we have made in our share buy back activities.  During the second quarter, we bought back 1.2 million shares at an average price of $36.25.  Since inception, we have bought back a total of 1.9 million shares, and expect to buy back the remaining shares under our current 2.6 million share authorization by the end of 2004.

Our share buyback activities had a significant effect on our balance sheet as our balance of cash, cash equivalents and marketable securities at the end of the quarter decreased by 30.9% to $50.8 million from $73.5 million at the end of 2003.  Our longer-term asset categories showed a continuing gradual decline, as expected, due to our business model change.  Long-term receivables decreased to $346.1 million from $354.0 million at the end of 2003.  The balance of property and equipment decreased 3.6% to $302.9 million.

Total cash flow from operations improved slightly through the six months ended June 30, 2004 to $32.6 million compared to $32.2 million in the same period last year.  We substantially reduced capital expenditures from $49.6 million during the first six months of 2003 to $9.0 million for the same period in 2004.  This is in line with our expectations as our system shifts to franchisee funded development of new restaurants.  Free cash flow – which we define as Cash from Operations less Capex – was a positive $23.6 million this year versus a negative $17.5 million in the first six months of 2003.  That's a $41.0 million turnaround.  With this substantial improvement in free cash flow, the key benefit of our business model transition is becoming very apparent.

Finally, I want to update you on our dividend policy.  In June, we conducted a review of our current dividend policy with our Board of Directors.  As we already provide a generous dividend and dividend yield which is one of the highest in the restaurant industry — we determined that it would provide a greater benefit to continue to return cash to shareholders through ongoing share repurchase, rather than increasing our dividend payment.

Now, I’d like to turn the call back to Julia for an overview of our updated earnings guidance before we open up the call to your questions.

Julia Stewart – Updated 2004 Earning Guidance

Thanks, Tom.  Now, I’d like to take a moment to discuss how today’s news affects our guidance for 2004.  We are updating our 2004 earnings guidance based on three main factors.  The first reflects the continuing strength of our core business and positive same-store sales trends.  Our re-energizing strategies are working and improving the performance of our system as a whole.  These considerations taken together bolster our EPS outlook for the year by approximately $0.05 [cents] per diluted share.

The second factor relates to the effect of share repurchase during the year.   As Tom mentioned, we expect to complete the buyback of 2.6 million shares provided for under our current share repurchase authorization by the end of 2004.  This will additionally increase earnings by approximately $0.10 [cents] per diluted share.

The third factor impacting our earnings guidance is the anticipated $13 to $14 million [dollars] in write-offs related to today’s announcement regarding Company Operations.

Therefore, we expect fiscal 2004 net income to range between $1.80 and $1.90 per diluted share, excluding the write-off related to Company Operations.  Including the effect of the write-off, we expect fiscal 2004 net income to range between $1.40 and $1.50 per diluted share.  Previously, we had guided that net income for fiscal 2004 would range between $1.65 and $1.75 per diluted share.

As we move toward steady state in 2005, we are taking the appropriate steps in the second half of 2004 to ensure we successfully complete the transition to our new model.  By the end of this year, we expect to refranchise substantially all Company-operated restaurants.  Our great advertising campaign will continue, supported by a terrific line-up of appealing product promotions.  We remain committed to operational excellence and training programs that improve hospitality in our restaurants.  Guests will begin to experience the evolution of the IHOP brand through the implementation of our new remodel package and new menu design.  And, we will be more responsive to guest needs by helping them identify menu options that fit with their diets and lifestyles.

We are providing solid leadership to take IHOP to the number one position in family dining, and we hope you share our excitement.

With that, I’d now like to open up the call for your questions.  Operator?